Form 10-K, Exhibit 13
period 1995-12-31
GRIFFIN REAL ESTATE FUND IV
filed 1996-03-29
CIK 728526

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                TABLE OF CONTENTS
                                                                          Page

Independent Auditor's Report............................................   1

Balance Sheets, December 31, 1995 and 1994..............................   2

Statements of Operations for the Years Ended
December 31, 1995, 1994 and 1993........................................   3

Statements of Cash Flows for the Years
Ended December 31, 1995, 1994 and 1993..................................   4

Statements of Changes in Partners' Deficit
for the Years Ended December 31, 1995, 1994 and 1993....................   5

Notes to Financial Statements...........................................  6-10

Financial Statement Schedules...........................................  11

      III     Real Estate and Accumulated Depreciation,
              December 31, 1995.........................................  11


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.




                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-IV,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1995. Our audits also included the financial statement schedules listed in the table of contents at
Exhibit I. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statments are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                          LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 11, 1996

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                   1995            1994
                                               ------------    ------------
ASSETS

Cash and cash equivalents                      $    423,615    $     97,469
Real estate tax, replacement and repair, and
   insurance escrow deposits                        515,751         586,246
Receivables and other assets                         50,088          43,769
                                               ------------    ------------
   Total                                            989,454         727,484
                                               ------------    ------------

PROPERTY AND EQUIPMENT:
Land                                              1,203,093       1,203,093
Buildings and improvements                       14,417,914      14,224,243
Furniture and equipment                           1,003,999         998,392
                                               ------------    ------------
   Total                                         16,625,006      16,425,728
Less accumulated depreciation                     7,035,942       6,449,249
                                               ------------    ------------
   Property and equipment - net                   9,589,064       9,976,479
                                               ------------    ------------

Deferred expenses (net of accumulated
   amortization - 1995 $80,705;
   1994, $41,966)                                   306,676         345,415
                                               ------------    ------------

   TOTAL ASSETS                                $ 10,885,194    $ 11,049,378
                                               ============    ============


LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
Accounts payable:
   Affiliate                                   $     18,816    $     18,037
   Other                                            105,744          89,467
Security deposits                                    92,795          98,383
Accrued expenses:
   Real estate taxes                                456,450         451,762
   Interest                                          97,619          84,060
   Notes payable                                     40,421         107,088
Mortgage notes payable                           12,363,382      12,453,362
                                               ------------    ------------

   Total liabilities                             13,175,227      13,302,159
                                               ------------    ------------

PARTNERS' DEFICIT:
General Partner                                    (221,228)       (220,855)
Limited Partners                                 (2,068,805)     (2,031,926)
                                               ------------    ------------
   Total Partners' Deficit                       (2,290,033)     (2,252,781)
                                               ------------    ------------

TOTAL LIABILITIES AND PARTNERS'
DEFICIT                                        $ 10,885,194    $ 11,049,378
                                               ============    ============



See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                          1995           1994            1993
                                       -----------    -----------    -----------
REVENUES:
Rent (less vacancies: 1995, $251,583;
  1994, $278,236; 1993, $357,084)      $ 3,440,993    $ 3,257,280    $ 3,102,313
Interest                                    25,407         11,040         13,630
Other                                      134,499        126,594        128,998
                                       -----------    -----------    -----------
  Total revenues                         3,600,899      3,394,914      3,244,941
                                       -----------    -----------    -----------

EXPENSES:
Interest and amortization
  of debt discounts                      1,160,354        973,102      1,640,220
Depreciation and amortization              625,432        612,525        571,404
Real estate taxes                          426,059        455,828        461,852
Repairs and maintenance                    322,587        394,775        276,268
Utilities                                  259,116        276,616        253,318
Salaries and employee benefits             412,491        382,719        366,446
Management fees:
  Related parties                          192,305        183,022        184,543
Administrative                             111,913        117,830        121,868
Insurance                                   80,061         73,907        111,996
Bad debts                                   16,406          6,794          9,375
Other                                       31,427         21,525         15,894
                                       -----------    -----------    -----------
  Total expenses                         3,638,151      3,498,643      4,013,184
                                       -----------    -----------    -----------

LOSS BEFORE EXTRAORDINARY ITEM             (37,252)      (103,729)      (768,243)

EXTRAORDINARY ITEM -
  LOSS ON EXTINGUISHMENT OF DEBT              --             --          (78,215)
                                       -----------    -----------    -----------

NET LOSS                               $   (37,252)   $  (103,729)   $  (846,458)
                                       ===========    ===========    ===========



NET LOSS ALLOCATED
  TO GENERAL PARTNER                   $      (373)   $    (1,037)   $    (8,465)
                                       ===========    ===========    ===========

NET LOSS ALLOCATED
  TO LIMITED PARTNERS                  $   (36,879)   $  (102,692)   $  (837,993)
                                       ===========    ===========    ===========

PER UNIT:
  LOSS BEFORE EXTRAORDINARY ITEM       $        (3)   $        (8)           (57)
  EXTRAORDINARY ITEM                          --             --               (6)
                                       -----------    -----------    -----------

NET LOSS                               $        (3)   $        (8)   $       (63)
                                       ===========    ===========    ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                            1995            1994            1993
                                        ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                $    (37,252)   $   (103,729)   $   (846,458)
  Adjustments to reconcile net
    loss to net cash
    provided (used) by operating
    activities:
      Depreciation and amortization          625,432         612,525         571,404
      Amortization and writeoff
       of debt discount                         --              --           221,668
    Decrease (increase) in:
      Receivables escrows and
        other assets                          64,176         364,644          (5,587)
    Increase (decrease) in:
      Accounts payable                        17,056          (2,859)        (54,320)
      Security deposits                       (5,588)         (6,746)         (6,273)
      Accrued expenses                        18,247          76,293         (46,525)
                                        ------------    ------------    ------------
Net cash provided (used) by
  operating activities                       682,071         940,128        (166,091)
                                        ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property
    and equipment                           (199,278)       (500,422)       (126,505)
                                        ------------    ------------    ------------
Net cash used by
  investing activities                      (199,278)       (500,422)       (126,505)
                                        ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of finance fees                        --              --          (271,890)
  Payments on mortgage notes                 (89,980)       (104,988)         (1,554)
  Payments on notes payable                  (66,667)       (308,412)           --
  Redemption of Partnership units               --            (8,485)           --
                                        ------------    ------------    ------------
Net cash used by financing
  activities                                (156,647)       (421,885)       (273,444)
                                        ------------    ------------    ------------

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                       326,146          17,821        (566,040)

CASH AND CASH EQUIVALENTS
  - BEGINNING OF YEAR                         97,469          79,648         645,688
                                        ------------    ------------    ------------

CASH AND CASH EQUIVALENTS
  - END OF YEAR                         $    423,615    $     97,469    $     79,648
                                        ============    ============    ============

CASH PAID FOR INTEREST                  $  1,146,795    $    890,509    $  1,708,828
                                        ============    ============    ============

SUMMARY OF NON-CASH TRANSACTIONS

  Proceeds from refinancing of
    mortgage notes                      $       --      $       --      $ 12,558,350
  Proceeds from notes payable                   --              --           415,500
  Payoff of mortgage notes and
    contract for deed                           --              --       (12,091,630)
  Proceeds from mortgage notes
    and notes payable used to
    fund escrows and deferred
    finance costs                               --              --          (882,220)
                                        ------------    ------------    ------------
Total                                   $       --      $       --      $       --
                                        ============    ============    ============


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                            GENERAL        LIMITED
                           PARTNER'S       PARTNERS'
                            DEFICIT        DEFICIT         TOTAL
                          -----------    -----------    -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1992      $  (211,353)   $(1,082,756)   $(1,294,109)

NET LOSS                       (8,465)      (837,993)      (846,458)
                          -----------    -----------    -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1993         (219,818)    (1,920,749)    (2,140,567)

NET LOSS                       (1,037)      (102,692)      (103,729)

REDEMPTION OF TEN UNITS          --           (8,485)        (8,485)
                          -----------    -----------    -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1994         (220,855)    (2,031,926)    (2,252,781)

Net Loss                         (373)       (36,879)       (37,252)
                          -----------    -----------    -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1995      $  (221,228)   $(2,068,805)   $(2,290,033)
                          ===========    ===========    ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of the Partnership - Griffin Real Estate Fund-IV, A Limited Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on December 22, 1984, at which time 13,220 units had been sold at a value of $1,000 per unit. At December 31, 1995, there are 13,220 limited partnership units authorized and 13,200 limited partnership units outstanding.

         Sale of Property
         The Partnership listed its share of Ravenwood Apartments for sale during 1995.

         Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $423,615 and $97,469 at December 31, 1995 and 1994 respectively, consist of deposits in bank and government money market portfolios and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

         Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

         Financial Instruments
         The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the current rates at which the Partnership could borrow funds with similar remaining maturities.

         Properties and Depreciation - Properties are stated at cost including capitalized acquisition fees and are depreciated using a straight-line method over the estimated useful lives of the related assets (buildings, 25 years; land improvements, 15 years; furnishings and equipment, 5 years). For income tax purposes, the Partnership depreciates the buildings over 15 to 19 years using the Accelerated Cost Recovery System. Building improvements made subsequent to January 1, 1987 are depreciated over 27.5 years using the Modified Cost Recovery System for tax purposes.

         Mortgages and contracts for deed include contractual interest rates which are below market for similar obligations and therefore have been discounted to reflect prevailing market rates at the date of property acquisitions. These discounts are amortized over the life of the obligations using the interest method.

         Leases - Apartment leases are generally renewable on a six month to one year basis.

         Offering Costs - Expenses incurred in connection with the registration and offering of the partnership units, syndication costs, including selling commissions and advertising, are recorded as a reduction of Partners' Equity. Such costs are not deductible for income tax purposes by the Partnership nor its partners.

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


         Income Taxes - The financial statements of the Partnership do not include a provision for income taxes as the income and losses of the Partnership are allocated to the individual partners for inclusion in their income tax returns.

         Net Income (Loss) Per Limited Partnership Unit - The net income (loss) per limited partnership unit is computed by dividing the net income
         (loss) allocated to limited partners by the weighted average number of limited partnership units outstanding during the year.

         Recently Issued Accounting Standards
         The Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long Lived Assets, which requires the recognition of impairments on long lived assets in the Statements of Operations. This statement is effective for years beginning after December 15, 1995. This SFAS is not expected to have a material effect on the Partnership.

2.       ORGANIZATION

         The Partnership was formed by the general partner, Griffin Associates-IV, a Limited Partnership, to acquire existing, income-producing real properties for rental purposes. Griffin Associates-IV is not required to make any capital contributions to the Partnership.

         The Limited Partnership Agreement and Certificate of Limited Partnership (Partnership Agreement) contains certain provisions, among others, described as follows:


         * The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

         * Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the general partner.

         * Cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the general partner.

         * Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the general partner receiving at least 1% of the distributions:

                  ** First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

                  ** Second, any unpaid real estate commissions due to the general partner on the resale of the Partnership properties;

                  ** Third, any remaining balance, 85% to the limited partners and 15% to the general partner.

         * The Partnership will terminate on December 31, 2024 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



3.       MORTGAGE NOTES PAYABLE

         Mortgage notes payable consist of the following at December 31:

                                                           1995        1994
                                                           ----        ----

         Mortgage note (Presidential Estates
           Apartments), monthly installments of
           principal and interest (9.475% at
           December 31, 1995) due January 2004.        $ 4,917,157   $ 4,952,944
         Mortgage note (Brooklane Apartments),
           monthly installments of principal and
           interest (9.475% at December 31, 1995)
           due January 2004.                             6,529,039     6,576,556
         Mortgage note (Ravenwood Apartments),
           monthly installments of principal and
           interest (9.475% at December 31, 1995)
           due January 2004.                               917,186       923,862
                                                       -----------   -----------

         Total mortgage notes payable                  $12,363,382   $12,453,362
                                                       ===========   ===========

         All property is pledged as collateral to the mortgage notes payable.

         Future principal maturities are as follows:

                   1996                           $    98,177
                   1997                               108,067
                   1998                               118,395
                   1999                               129,712
                   2000                               142,107
                   Later                           11,766,924
                                                  -----------
                        Total                     $12,363,382
                                                  ===========

         On December 9, 1993, the Partnership refinanced Brooklane Apartments, Presidential Estates Apartments and Ravenwood Apartments. Terms of these refinancings are as follows:

         Presidential Estates: Loan amount of $4,994,700 with monthly installments of principal and interest of $33,566 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date, due 2004.

         Brooklane Apartments: Loan amount of $6,632,000 with monthly installments of principal and interest of $44,569 beginning February 1, 1994 with possible interest rate adjustments every six months, due 2004.

         Ravenwood: Loan amount of $3,105,500 with monthly installments of principal and interest of $20,870 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date, due 2004. (The Partnership share of the debt is 30% - see note 9).

         The loan amounts above are subject to a prepayment premium ranging from 1%-3% if prepaid during the first three years of the loan. No prepayment premium is assessed in years thereafter.

         All of the above debt is non-recourse to the individual partners.

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

4.       NOTES PAYABLE

         In 1993 the Partnership entered into three separate promissory notes totaling $415,500 to pay for some of the cost of the refinancings. These three notes contain various repayment terms.

         Two of these notes totalling $115,500 were paid prior to March 15, 1994. The remaining note in the amount of $300,000 required interest only payments of 8% through July 1, 1994. Commencing August 1, 1994, monthly principal and interest payments are required with the entire balance due and payable December 31, 1996.

         The maximum amount of these loans during 1993 was $415,500. The weighted average balance of these loans during 1995, 1994 and 1993 was $73,755, $261,857 and $25,044, respectively. The weighted average interest rate during 1995, 1994 and 1993 was 10.84%, 4.16% and 5.8%, respectively.


5.       RELATED PARTY TRANSACTIONS

         The partners of Griffin Associates-IV, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                           1995          1994          1993
                                           ----          ----          ----

         Property management fees       $  192,305    $  183,022    $  184,543
         Major improvement
           supervisory fees                 33,296        70,414        15,846


6.       TAXABLE LOSS

         The net loss shown on the financial statements is reconciled to the taxable loss as follows:

                                           1995          1994          1993
                                           ----          ----          ----

         Net loss per
          financial statements          $  (37,252)   $ (103,729)  $ (846,458)
         Excess of tax depreciation
          over financial statement
          depreciation                    (236,392)     (240,445)    (246,140)
         Loss on extinguishment of debt
          recognized for financial
          statements                            --            --       78,215
         Interest expense not deducted
          for tax purposes                      --            --      143,473
         Accrued real estate taxes not
          deducted for tax purposes         10,942         9,894           --
         Real estate tax expense for tax
          purposes in excess of financial
          statement expense                 (9,894)      (10,585)    (425,413)
         Prepaid rent recognized as
          income for tax purposes           10,124         9,325           --
         Rental income not recognized
          for tax purposes                  (9,325)       (9,581)      (2,623)
         Other                                  --             4       (7,822)
                                          --------     ---------    ---------

            Taxable loss                $ (271,797)   $ (345,117) $(1,306,768)
                                        ==========    ==========  ===========

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


7.       PARTNERS' DEFICIT RECONCILIATION

         Reconciliation of financial statement deficit to tax return deficit is as follows:

                                            1995           1994            1993
                                            ----           ----            ----
         Deficit per
           financial statements          $(2,290,033)   $(2,252,781)   $(2,140,567)
         Cumulative excess of tax
           depreciation over financial
           statement depreciation         (3,490,410)    (3,254,018)    (3,013,573)
         Accrued real estate taxes not
           deducted for tax purposes          10,942          9,875         10,566
         Prepaid rent recognized as
           income for tax purposes            31,279         21,155         11,830
         Rental income not recognized
           for tax purposes                  (21,529)       (12,204)        (2,623)
         Other                                   269            288            284
                                         -----------    -----------    -----------
         Deficit per tax return          $(5,759,482)   $(5,487,685)   $(5,134,083)
                                         ===========    ===========    ===========


8.       JOINT VENTURE

         On April 26, 1985, Griffin Real Estate Fund-IV entered into a joint venture with Griffin Real Estate Fund-V for the purpose of purchasing Ravenwood Apartments, with Griffin Real Estate Fund-V designated as the managing partner. Griffin Real Estate Fund-IV contributed $330,000 (30%) and Griffin Real Estate Fund-V contributed $770,000 (70%) to the venture. All allocations of cash flow, tax consequences, expenses, and future contributions are to be in the ratio of 30% to 70%. Summarized financial information for the Ravenwood Joint Venture for the years ended December 31,:

                                            1995          1994            1993
                                        -----------    -----------    -----------
         Balance Sheet-
         Property and equipment - net   $ 2,587,018    $ 2,721,963    $ 2,831,873
         Other Assets                       259,306        293,503        343,718
                                        -----------    -----------    -----------

           Total Assets                 $ 2,846,324    $ 3,015,466    $ 3,175,591
                                        ===========    ===========    ===========

         Mortgage notes payable         $ 3,057,287    $ 3,079,538    $ 3,105,500
         Other liabilities                  142,275        120,178        189,821
         Partners' deficit                 (353,238)      (184,250)      (119,730)
                                        -----------    -----------    -----------
           Total Liabilities and
             Partners' Deficit          $ 2,846,324    $ 3,015,466    $ 3,175,591
                                        ===========    ===========    ===========


         Statements of Operations
         Operating revenues             $   908,745    $   933,863    $   905,292
         Operating expenses               1,077,735        998,383        962,033
                                        -----------    -----------    -----------

           Net Loss                     $  (168,990)   $   (64,520)   $   (56,741)
                                        ===========    ===========    ===========

         The Partnership accounts for its 30% interest in the joint venture by including its 30% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rata accounting is appropriate since the controlling majority of each of the general partners of the joint venture owners consists of the same individuals.

                                  SCHEDULE III
                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1995



                                                         Costs
                                                      Capitalized
                                                      Subsequent
                                   Initial Cost to        to           Gross Amount at Which Carried
                                   Partnership (a)    Acquisition        at Close of Period (b) (c)
                                  ------------------   ---------     ---------------------------------              Date
                                            Bldgs/     Land/Bldg               Buildings               Accumulated   of     Date
Description      Encumbrances     Land      Improve     Improve      Land      & Improve     Total     Deprec. (d)  Const  Acquired
-----------      ------------     ----      -------     -------      ----      ---------     -----    -----------   -----  --------
INDIANAPOLIS, IN
 Presidential
 Estates Apts    $ 4,917,157  $  231,093  $ 6,765,021 $ 1,017,260 $  231,093   $ 7,782,281 $ 8,013,374 $3,654,477    1978    2/10/84

BROWN DEER, WI
 Brooklane Apts.   6,529,039     834,000    7,487,670     961,056    834,000     8,448,726   9,282,726  3,743,793    1969   12/27/84

CINCINNATI, OH
 Ravenwood Apts.     917,186     138,000    1,064,925     138,238    138,000     1,203,163   1,341,163    565,057    1973    4/30/85

Discounts                  -           -            -           -          -    (2,012,257) (2,012,257)  (927,385)
                  ----------   ---------   ----------  ----------  ---------    ----------  ----------  ---------

   Total          $12,363,382 $1,203,093  $15,317,616 $ 2,116,554 $1,203,093   $15,421,913 $16,625,006 $7,035,942
                   ==========  =========   ==========  ==========  =========    ==========  ==========  =========



(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1995 for federal income tax purposes is $18,637,263.

(c)      Reconciliation of property:

                                            1993          1994           1995
                                         -----------   -----------   -----------

         Balance at beginning of period  $15,798,801   $15,925,306   $16,425,728
         Additions during period
          Improvements                       126,505       500,422       199,278
                                         -----------   -----------   -----------

         Balance at end of period        $15,925,306   $16,425,728   $16,625,006
                                         ===========   ===========   ===========


(d)      Reconciliation of accumulated depreciation:

         Balance at beginning of period  $ 5,307,293   $ 5,875,460   $ 6,449,249
         Depreciation expense for period     568,167       573,789       586,693
                                         -----------   -----------   -----------

         Balance at end of period        $ 5,875,460   $ 6,449,249   $ 7,035,942
                                         ===========   ===========   ===========

         Depreciation calculated on 5-27.5 year lives.