Form 10-K, Exhibit 13
period 1996-12-31
GRIFFIN REAL ESTATE FUND IV
filed 1997-03-31
CIK 728526

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                TABLE OF CONTENTS
                                                                           Page

 Independent Auditor's Report..........................................     1

 Balance Sheets, December 31, 1996 and 1995............................     2

 Statements of Operations for the Years Ended
 December 31, 1996, 1995 and 1994......................................     3

 Statements of Cash Flows for the Years
 Ended December 31, 1996, 1995 and 1994................................     4

 Statements of Changes in Partners' Deficit
 for the Years Ended December 31, 1996, 1995 and 1994..................     5

 Notes to Financial Statements.........................................  6-10

 Financial Statement Schedules.........................................    11

       III     Real Estate and Accumulated Depreciation,
               December 31, 1996.......................................    11


       All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.



                          INDEPENDENT AUDITOR'S REPORT



 Griffin Real Estate Fund-IV,
 A Limited Partnership
 Minneapolis, Minnesota

 We have audited the accompanying balance sheets of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996. Our audits also included the financial statement schedules listed in the table of contents at
Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                       LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 14, 1997




                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                                     1996            1995
                                                     ----            ----
 ASSETS

Cash and cash equivalents                       $    609,754     $    423,615
Real estate tax, replacement and repair, and
  insurance escrow deposits                          411,931          515,751
Receivables and other assets                          49,028           50,088
                                                ------------     ------------
  Total                                            1,070,713          989,454
                                                ------------     ------------

PROPERTY AND EQUIPMENT:
Land                                               1,203,093        1,203,093
Buildings and improvements                        14,715,385       14,417,914
Furniture and equipment                            1,009,394        1,003,999
                                                ------------     ------------
  Total                                           16,927,872       16,625,006
Less accumulated depreciation                      7,628,555        7,035,942
                                                ------------     ------------
  Property and equipment - net                     9,299,317        9,589,064
                                                ------------     ------------

Deferred expenses (net of accumulated
  amortization - 1996, $119,444;
  1995, $80,705)                                     267,937          306,676
                                                ------------     ------------

  TOTAL ASSETS                                  $ 10,637,967     $ 10,885,194
                                                ============     ============


LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
Accounts payable:
  Affiliate                                     $      2,299     $     18,816
  Other                                               90,445          105,744
Security deposits                                     88,396           92,795
Accrued expenses:
  Real estate taxes                                  439,051          456,450
  Interest                                            96,863           97,619
  Notes payable                                         --             40,421
Mortgage notes payable                            12,267,599       12,363,382
                                                ------------     ------------

  Total liabilities                               12,984,653       13,175,227
                                                ------------     ------------

PARTNERS' DEFICIT:
General Partner                                     (224,576)        (221,228)
Limited Partners                                  (2,122,110)      (2,068,805)
                                                ------------     ------------
  Total Partners' Deficit                         (2,346,686)      (2,290,033)
                                                ------------     ------------

TOTAL LIABILITIES AND PARTNERS'
DEFICIT                                         $ 10,637,967     $ 10,885,194
                                                ============     ============

See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                         1996           1995            1994
                                         ----           ----            ----
 REVENUES:
 Rent (less vacancies: 1996, $293,423;
  1995, $251,583; 1994, $278,236)    $ 3,514,289    $ 3,440,993     $ 3,257,280
Interest                                  25,518         25,407          11,040
Other                                    125,451        134,499         126,594
                                     -----------    -----------     -----------
  Total revenues                       3,665,258      3,600,899       3,394,914
                                     -----------    -----------     -----------

EXPENSES:
Interest                               1,148,724      1,160,354         973,102
Depreciation and amortization            631,352        625,432         612,525
Real estate taxes                        449,127        426,059         455,828
Repairs and maintenance                  331,065        322,587         394,775
Utilities                                271,304        259,116         276,616
Salaries and employee benefits           416,257        412,491         382,719
Management fees:
  Related parties                        195,590        192,305         183,022
Administrative                           109,610        111,913         117,830
Insurance                                 75,746         80,061          73,907
Bad debts                                 10,408         16,406           6,794
Other                                     13,252         31,427          21,525
                                     -----------    -----------     -----------
  Total expenses                       3,652,435      3,638,151       3,498,643
                                     -----------    -----------     -----------


NET INCOME (LOSS)                    $    12,823    $   (37,252)    $  (103,729)
                                     ===========    ===========     ===========


NET INCOME (LOSS) ALLOCATED
  TO GENERAL PARTNER                 $       128    $      (373)    $    (1,037)
                                     ===========    ===========     ===========

NET INCOME (LOSS) ALLOCATED
  TO LIMITED PARTNERS                $    12,695    $   (36,879)    $  (102,692)
                                     ===========    ===========     ===========

PER UNIT:

  NET INCOME (LOSS)                  $         1    $        (3)    $        (8)
                                     ===========    ===========     ===========

 See Notes to Financial Statements


                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                1996           1995            1994
                                                ----           ----            ----
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                        $    12,823     $   (37,252)    $  (103,729)
   Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities:
       Depreciation and amortization          631,352         625,432         612,525
     Decrease in:
       Receivables, escrows and
         other assets                         104,880          64,176         364,644
     Increase (decrease) in:
       Accounts payable                       (31,816)         17,056          (2,859)
       Security deposits                       (4,399)         (5,588)         (6,746)
       Accrued expenses                       (18,155)         18,247          76,293
                                          -----------     -----------     -----------
 Net cash provided by
   operating activities                       694,685         682,071         940,128
                                          -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property
     and equipment                           (302,866)       (199,278)       (500,422)
                                          -----------     -----------     -----------
 Net cash used by
   investing activities                      (302,866)       (199,278)       (500,422)
                                          -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Distributions to partners                   (69,476)           --              --
   Payments on mortgage notes                 (95,783)        (89,980)       (104,988)
   Payments on notes payable                  (40,421)        (66,667)       (308,412)
   Redemption of Partnership units               --              --            (8,485)
                                          -----------     -----------     -----------
 Net cash used by financing
   activities                                (205,680)       (156,647)       (421,885)
                                          -----------     -----------     -----------

 INCREASE IN CASH AND CASH EQUIVALENTS        186,139         326,146          17,821

 CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                        423,615          97,469          79,648
                                          -----------     -----------     -----------

 CASH AND CASH EQUIVALENTS
   - END OF YEAR                          $   609,754     $   423,615     $    97,469
                                          ===========     ===========     ===========

 CASH PAID FOR INTEREST                   $ 1,149,480     $ 1,146,795     $   890,509
                                          ===========     ===========     ===========


   See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              GENERAL         LIMITED
                             PARTNER'S       PARTNERS'
                              DEFICIT         DEFICIT          TOTAL
                            -----------     -----------     -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1993        $  (219,818)    $(1,920,749)    $(2,140,567)

 NET LOSS                        (1,037)       (102,692)       (103,729)

 REDEMPTION OF TEN UNITS           --            (8,485)         (8,485)
                            -----------     -----------     -----------

 PARTNERS' DEFICIT
   DECEMBER 31, 1994           (220,855)     (2,031,926)     (2,252,781)

 NET LOSS                          (373)        (36,879)        (37,252)
                            -----------     -----------     -----------

 PARTNERS' DEFICIT
   DECEMBER 31, 1995           (221,228)     (2,068,805)     (2,290,033)

 NET INCOME                         128          12,695          12,823

 DISTRIBUTIONS                   (3,476)        (66,000)        (69,476)
                            -----------     -----------     -----------

 PARTNERS' DEFICIT
   DECEMBER 31, 1996        $  (224,576)    $(2,122,110)    $(2,346,686)
                            ===========     ===========     ===========

 See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of the Partnership - Griffin Real Estate Fund-IV, A Limited
      Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on December 22, 1984, at which time 13,220 units had been sold at a value of $1,000 per unit. At December 31, 1996, there are 13,220 limited partnership units authorized and 13,200 limited partnership units outstanding.

   Sale of Property - Griffin Ravenwood Joint Venture is currently under a
      $3,450,000 purchase agreement dated February 11, 1997 for the sale of Ravenwood Apartments. The Partnership's share of this purchase price will be $1,035,000. The anticipated closing date of this purchase agreement is April 15, 1997. Estimated closing costs of $140,500 are associated with this purchase agreement, of which the Partnership's obligation would be $42,150.

   Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $609,754 and $423,615 at December 31, 1996 and 1995 respectively, consist of deposits in bank and government money market portfolios and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

   Financial Instruments - The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the current rates at which the Partnership could borrow funds with similar remaining maturities.

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

      Prior to their refinancing in December of 1993, two of the properties' mortgages and contracts for deed included contractual interest rates which were below market for similar obligations and therefore were discounted to reflect prevailing market rates at the date of property acquisitions. These discounts are being amortized over the life of the obligations using the interest method.

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

   The Limited Partnership Agreement and Certificate of Limited Partnership
      (Partnership Agreement) contains certain provisions, among others, described as follows:

    . The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

    . Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the general partner.

    . Cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the general partner.

    . Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the general partner receiving at least 1% of the distributions:

          .. First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

          .. Second, any unpaid real estate commissions due to the general partner on the resale of the Partnership properties;

          .. Third, any remaining balance, 85% to the limited partners and 15% to the general partner.

     . The Partnership will terminate on December 31, 2024 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

3. MORTGAGE NOTES PAYABLE

   Mortgage notes payable consist of the following at December 31:

                                                  1996          1995
                                             -----------    -----------

Mortgage note (Presidential Estates
   Apartments), monthly installments of
   principal and interest (9.475% at
   December 31, 1996) due January 2004       $ 4,879,063    $ 4,917,157
Mortgage note (Brooklane Apartments),
   monthly installments of principal and
   interest (9.475% at December 31, 1996)
   due January 2004                            6,478,456      6,529,039
Mortgage note (Ravenwood Apartments),
   monthly installments of principal and
   interest (9.475% at December 31, 1996)
   due January 2004                              910,080        917,186
                                             -----------    -----------

Total mortgage notes payable                 $12,267,599    $12,363,382
                                             ===========    ===========


   All property is pledged as collateral to the mortgage notes payable.

   Future principal maturities are as follows:

         1997                                $   106,496
         1998                                    117,170
         1999                                    128,448
         2000                                    140,812
         2001                                    154,365
         Later                                11,620,308
                                             -----------
            Total                            $12,267,599
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

   Ravenwood: Loan amount of $3,105,500 with monthly installments of principal and interest of $20,870 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date, due 2004. (The Partnership share of the debt is 30% - see note 8).

   All of the above debt is non-recourse to the individual partners.

4. NOTES PAYABLE

   In 1993 the Partnership entered into three separate promissory notes totaling
      $415,500 to pay for some of the cost of the refinancings. These three notes contain various repayment terms.

   Two of these notes totalling $115,500 were paid prior to March 15, 1994. The remaining note in the amount of $300,000 required interest only payments of 8% through July 1, 1994. Commencing August 1, 1994, monthly principal and interest payments were required with the entire balance due and payable December 31, 1996. This note was paid off on September 1, 1996.

   The weighted average balance of these loans during 1996, 1995 and 1994 was $13,924, $73,755, and $261,857, respectively. The weighted average interest rate during 1996, 1995 and 1994 was 10.31%, 10.84%, and 4.16%, respectively.

5. RELATED PARTY TRANSACTIONS

   The partners of Griffin Associates-IV, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                              1996          1995          1994
                                          ---------     ---------     ---------
   Property management fees               $ 195,590     $ 192,305     $ 183,022
   Major improvement
      supervisory fees                       41,901        33,296        70,414

6. TAXABLE LOSS

   The net loss shown on the financial statements is reconciled to the taxable loss as follows:

                                             1996          1995          1994
                                          ---------     ---------     ---------
     Net income (loss) per
       financial statements               $  12,823     $ (37,252)    $(103,729)
     Excess of tax depreciation
       over financial statement
       depreciation                        (239,560)     (236,392)     (240,445)
     Accrued real estate taxes not
       deducted for tax purposes             11,383        10,942         9,894
     Real estate tax expense for tax
       purposes in excess of financial
       statement expense                    (10,942)       (9,894)      (10,585)
     Prepaid rent recognized as
       income for tax purposes                5,393        10,124         9,325
     Rental income not recognized
       for tax purposes                     (10,124)       (9,325)       (9,581)
     Other                                        1          --               4
                                          ---------     ---------     ---------

         Taxable loss                     $(231,026)    $(271,797)    $(345,117)
                                          =========     =========     =========

7. PARTNERS' DEFICIT RECONCILIATION

   Reconciliation of financial statement deficit to tax return deficit is as follows:

                                     1996            1995            1994
                                 -----------     -----------     -----------
Deficit per
  financial statements           $(2,346,686)    $(2,290,033)    $(2,252,781)
Cumulative excess of tax
  depreciation over financial
  statement depreciation          (3,729,970)     (3,490,410)     (3,254,018)
Accrued real estate taxes not
  deducted for tax purposes           11,383          10,942           9,875
Prepaid rent recognized as
  income for tax purposes             36,672          31,279          21,155
Rental income not recognized
 for tax purposes                    (31,653)        (21,529)        (12,204)
Other                                    270             269             288
                                 -----------     -----------     -----------

Deficit per tax return           $(6,059,984)    $(5,759,482)    $(5,487,685)
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

                                    1996            1995            1994
                                -----------     -----------     -----------
Balance Sheet-
Property and equipment - net    $ 2,432,944     $ 2,587,018     $ 2,721,963
Other Assets                        253,408         259,306         293,503
                                -----------     -----------     -----------

  Total Assets                  $ 2,686,352     $ 2,846,324     $ 3,015,466
                                ===========     ===========     ===========

Mortgage notes payable          $ 3,033,601     $ 3,057,287     $ 3,079,538
Other liabilities                   146,975         142,275         120,178
Partners' deficit                  (494,224)       (353,238)       (184,250)
                                -----------     -----------     -----------
  Total Liabilities and
    Partners' Deficit           $ 2,686,352     $ 2,846,324     $ 3,015,466
                                ===========     ===========     ===========


Statements of Operations
Operating revenues              $   885,376     $   908,745     $   933,863
Operating expenses                1,056,362       1,077,735         998,383
                                -----------     -----------     -----------

  Net Loss                      $  (170,986)    $  (168,990)    $   (64,520)
                                ===========     ===========     ===========



                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1996

        The Partnership accounts for its 30% interest in the joint venture by including its 30% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rata accounting is appropriate since the controlling majority of each of the general partners of the joint venture owners consists of the same individuals.

                                  SCHEDULE III

                                                           Costs
                                                        Capitalized
                                                        Subsequent
                                    Initial Cost to          to             Gross Amount at Which Carried
                                    Partnership (a)     Acquisition           at Close of Period (b)(c)
                                    ---------------------------------   --------------------------------------

                                                 Bldgs/     Land/Bldg                 Buildings
Description         Encumbrances    Land        Improve     Improve         Land      & Improve        Total
-----------         ------------    ----        -------     -------         ----      ---------        -----
INDIANAPOLIS, IN
 Presidential
  Estates Apts    $ 4,879,063   $  231,093   $ 6,765,021   $1,135,808   $  231,093   $ 7,900,829   $ 8,131,922

BROWN DEER, WI
 Brooklane Apts     6,478,456      834,000     7,487,670    1,145,374      834,000     8,633,044     9,467,044

CINCINNATI, OH
 Ravenwood Apts       910,080      138,000     1,064,925      138,238      138,000     1,203,163     1,341,163

Discounts                --           --            --           --           --      (2,012,257)   (2,012,257)
                  -----------   ----------   -----------   ----------   ----------   -----------   -----------

        Total     $12,267,599   $1,203,093   $15,317,616   $2,419,420   $1,203,093   $15,724,779   $16,927,872
                  ===========   ==========   ===========   ==========   ==========   ===========   ===========


                       [WIDE TABLE CONTINUED FROM ABOVE]


                                 Date
                   Accumulated    of       Date
                    Deprec.(d)   Const   Acquired
                    ----------   -----   --------

INDIANAPOLIS, IN
 Presidential
  Estates Apts    $ 3,947,632    1978     2/10/84

BROWN DEER, WI
 Brooklane Apts     4,077,519    1969    12/27/84

CINCINNATI, OH
 Ravenwood Apts       611,279    1973     4/30/85

Discounts          (1,007,875)
                  -----------

        Total     $ 7,628,555
                  ===========

(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1996 for federal income tax purposes is $18,940,129.

(c)      Reconciliation of property:

                                                             1994          1995         1996
                                                             ----          ----         ----

         Balance at beginning of period                   $15,925,306   $16,425,728   $16,625,006
         Additions during period
           Improvements                                       500,422       199,278       302,866

         Balance at end of period                         $16,425,728   $16,625,006   $16,927,872
                                                          ===========   ===========   ===========


(d)      Reconciliation of accumulated depreciation:

         Balance at beginning of period                   $ 5,875,460   $ 6,449,249   $ 7,035,942
         Depreciation expense for period                      573,789       586,693       592,613
                                                          -----------   -----------   -----------

         Balance at end of period                         $ 6,449,249   $ 7,035,942   $ 7,628,555
                                                          ===========   ===========   ===========

         Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.