Form 10-K, Exhibit 13
period 1997-12-31
GRIFFIN REAL ESTATE FUND IV
filed 1998-03-30
CIK 728526

EXHIBIT 13

               GRIFFIN REAL ESTATE FUND-IV, A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                TABLE OF CONTENTS
                                                                           Page

 Independent Auditor's Report ...........................................     1

 Balance Sheets, December 31, 1997 and 1996 .............................     2

 Statements of Operations for the Years Ended
 December 31, 1997, 1996 and 1995 .......................................     3

 Statements of Cash Flows for the Years
 Ended December 31, 1997, 1996 and 1995 .................................     4

 Statements of Changes in Partners' Deficit
 for the Years Ended December 31, 1997, 1996 and 1995 ...................     5

 Notes to Financial Statements ..........................................  6-11

 Financial Statement Schedules ..........................................    12

          III       Real Estate and Accumulated Depreciation,
                    December 31, 1997....................................    12


All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-IV,
A Limited Partnership
Minneapolis, Minnesota

         We have audited the accompanying balance sheets of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1997. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-IV, A Limited Partnership, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                              LARSON, ALLEN, WEISHAIR & CO., LLP



 Minneapolis, Minnesota
 March 10, 1998

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                    1997               1996
                                                    ----               ----
 ASSETS
 ------

Cash and cash equivalents                     $    410,299       $    609,754
Real estate tax, replacement reserve and
   insurance escrow deposits                       453,036            411,931
Receivables and other assets                        47,242             49,028
                                              ------------       ------------
   Total                                           910,577          1,070,713
                                              ------------       ------------

PROPERTY AND EQUIPMENT:
Land                                             1,065,093          1,203,093
Buildings and improvements                      13,839,292         14,715,385
Furniture and equipment                            889,787          1,009,394
                                              ------------       ------------
   Total                                        15,794,172         16,927,872
Less accumulated depreciation                    7,570,126          7,628,555
                                              ------------       ------------
   Property and equipment - net                  8,224,046          9,299,317
                                              ------------       ------------

Deferred expenses (net of accumulated
   amortization - 1997, $142,082;
   1996, $119,444)                                 205,868            267,937
                                              ------------       ------------

   TOTAL ASSETS                               $  9,340,491       $ 10,637,967
                                              ============       ============


LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
Accounts payable:
   Affiliate                                  $      9,834       $      2,299
   Other                                           109,814             90,445
Security deposits                                   75,750             88,396
Accrued expenses:
   Real estate taxes                               413,691            439,051
   Interest                                         89,503             96,863
Mortgage notes payable                          11,261,224         12,267,599
                                              ------------       ------------

   Total liabilities                            11,959,816         12,984,653
                                              ------------       ------------

PARTNERS' DEFICIT:
General Partner                                   (218,239)          (224,576)
Limited Partners                                (2,401,086)        (2,122,110)
                                              ------------       ------------
   Total Partners' Deficit                      (2,619,325)        (2,346,686)
                                              ------------       ------------

TOTAL LIABILITIES AND PARTNERS'
DEFICIT                                       $  9,340,491       $ 10,637,967
                                              ============       ============

 See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                1997            1996              1995
                                                ----            ----              ----
 REVENUES:
 Rent (less vacancies: 1997, $364,819;
    1996, $293,423; 1995, $251,583)         $ 3,366,254      $ 3,514,289      $ 3,440,993
 Interest                                        23,515           25,518           25,407
 Other                                          142,231          125,451          134,499
 Gain on sale of property and
    equipment                                   288,818             --               --
                                            -----------      -----------      -----------
Total revenues                                3,820,818        3,665,258        3,600,899
                                            -----------      -----------      -----------

 EXPENSES:
 Interest                                     1,102,676        1,148,724        1,160,354
 Depreciation and amortization                  635,694          631,352          625,432
 Real estate taxes                              404,715          449,127          426,059
 Repairs and maintenance                        452,626          331,065          322,587
 Utilities                                      261,577          271,304          259,116
 Salaries and employee benefits                 398,680          416,257          412,491
 Management fees:
    Related parties                             189,103          195,590          192,305
 Administrative                                 125,273          109,610          111,913
 Insurance                                       68,839           75,746           80,061
 Bad debts                                       19,732           10,408           16,406
 Other                                            7,175           13,252           31,427
                                            -----------      -----------      -----------
    Total expenses                            3,666,090        3,652,435        3,638,151
                                            -----------      -----------      -----------

 NET INCOME (LOSS)                          $   154,728      $    12,823      $   (37,252)
                                            ===========      ===========      ===========


 NET INCOME (LOSS) ALLOCATED
    TO GENERAL PARTNER                      $    24,504      $       128      $      (373)
                                            ===========      ===========      ===========

 NET INCOME (LOSS) ALLOCATED
    TO LIMITED PARTNERS                     $   130,224      $    12,695      $   (36,879)
                                            ===========      ===========      ===========

 PER UNIT:

    NET INCOME (LOSS)                       $        10      $         1      $        (3)
                                            ===========      ===========      ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                 1997              1996             1995
                                                 ----              ----             ----
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                          $   154,728       $    12,823       $   (37,252)
    Adjustments to reconcile net
       income (loss) to net cash
       provided by operating
       activities:
    Gain on sale of property
          and equipment                        (288,818)             --                --
    Depreciation and amortization               635,694           631,352           625,432
       Decrease (Increase) in:
          Receivables, escrows and
            other assets                        (39,319)          104,880            64,176
       Increase (decrease) in:
          Accounts payable                       26,904           (31,816)           17,056
          Security deposits                     (12,646)           (4,399)           (5,588)
          Accrued expenses                      (32,720)          (18,155)           18,247
                                            -----------       -----------       -----------
 Net cash provided by
    operating activities                        443,823           694,685           682,071
                                            -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property
       and equipment                           (207,462)         (302,866)         (199,278)
    Proceeds from sale of property
       and equipment                            997,926              --                --
                                            -----------       -----------       -----------
Net cash provided (used) by
    investing activities                        790,464          (302,866)         (199,278)
                                            -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners                    (427,367)          (69,476)             --
    Payments on mortgage notes               (1,006,375)          (95,783)          (89,980)
  Payments on notes payable                        --             (40,421)          (66,667)
                                            -----------       -----------       -----------
    Net cash used by financing
    activities                               (1,433,742)         (205,680)         (156,647)
                                            -----------       -----------       -----------

 INCREASE (DECREASE) IN CASH AND CASH          (199,455)          186,139           326,146
 EQUIVALENTS

 CASH AND CASH EQUIVALENTS
    - BEGINNING OF YEAR                         609,754           423,615            97,469
                                            -----------       -----------       -----------

 CASH AND CASH EQUIVALENTS
    - END OF YEAR                           $   410,299       $   609,754       $   423,615
                                            ===========       ===========       ===========

 CASH PAID FOR INTEREST                     $ 1,110,036       $ 1,149,480       $ 1,146,795
                                            ===========       ===========       ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                              GENERAL             LIMITED
                             PARTNER'S           PARTNERS'
                              DEFICIT             DEFICIT              TOTAL
                            -----------         -----------         -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1994        $  (220,855)        $(2,031,926)        $(2,252,781)

NET LOSS                           (373)            (36,879)            (37,252)
                            -----------         -----------         -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1995           (221,228)         (2,068,805)         (2,290,033)

NET INCOME                          128              12,695              12,823

DISTRIBUTIONS                    (3,476)            (66,000)            (69,476)
                            -----------         -----------         -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1996           (224,576)         (2,122,110)         (2,346,686)
NET INCOME                       24,504             130,224             154,728

DISTRIBUTIONS                   (18,167)           (409,200)           (427,367)
                            -----------         -----------         -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1997        $  (218,239)        $(2,401,086)        $(2,619,325)
                            ===========         ===========         ===========



See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Partnership - Griffin Real Estate Fund-IV, A Limited Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on December 22, 1984, at which time 13,220 units had been sold at a value of $1,000 per unit. At December 31, 1997, there are 13,220 limited partnership units authorized and 13,200 limited partnership units outstanding.

Sale of Property - Griffin Ravenwood Joint Venture sold Ravenwood Apartments on June 16, 1997 for $3,450,000. The Partnership's share of this sales price was $1,035,000. Closing costs of $123,579 were associated with this sale, of which the Partnership's obligation was $37,074.

Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $410,299 and $609,754 at December 31, 1997 and 1996 respectively, consist of deposits in bank and government money market portfolios and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

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

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

         ** Third, any remaining balance, 85% to the limited partners and 15% to the general partner.

* The Partnership will terminate on December 31, 2024 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

3. MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following at December 31:


                                                                      1997          1996
                                                                      ----          ----
        Mortgage note (Presidential Estates
            Apartments), monthly installments of
            principal and interest (9.5375% at
            December 31, 1997) due January 2004.                  $ 4,837,696   $ 4,879,063
        Mortgage note (Brooklane Apartments),
            monthly installments of principal and
            interest (9.5375% at December 31, 1997) due
            January 2004.                                           6,423,528     6,478,456
        Mortgage note (Ravenwood Apartments),
            monthly installments of principal and
            interest (9.225% at June 16, 1997). The
          Partnership's share of the note was
            30% (See note 8).                                               -       910,080
                                                                  -----------   -----------
        Total mortgage notes payable                              $11,261,224   $12,267,599
                                                                  ===========   ===========


        All property is pledged as collateral to the mortgage notes payable.

        Future principal maturities are as follows:
            1998                              $   100,787
            1999                                  110,769
            2000                                  121,959
            2001                                  134,280
            2002                                  147,845
             Later                             10,645,584
                                              -----------
             Total                            $11,261,224
                                              ===========

The Ravenwood mortgage note was paid off upon the sale of Ravenwood Apartments on June 16, 1997. (The Partnership share of the debt was 30% - see note 8).

All of the above debt is non-recourse to the individual partners.

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


4. NOTES PAYABLE

In 1993 the Partnership entered into three separate promissory notes totaling $415,500 to pay for some of the cost of refinancing the mortgage notes. These three notes contained various repayment terms.

Two of these notes totalling $115,500 were paid prior to March 15, 1994. The remaining note in the amount of $300,000 required interest only payments of 8% through July 1, 1994. Commencing August 1, 1994, monthly principal and interest payments were required with the entire balance due and payable December 31, 1996. This note was paid off on September 1, 1996.

The weighted average balance of these loans during 1996 and 1995 was $13,924 and $73,755 respectively. The weighted average interest rate during 1996 and 1995 was 10.31% and 10.84%, respectively.

5. RELATED PARTY TRANSACTIONS

The partners of Griffin Associates-IV, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                           1997          1996           1995
                                           ----          ----           ----
        Property management fees         $189,103      $195,590      $192,305
        Major improvement
            supervisory fees               65,890        41,901        33,296

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

6. TAXABLE INCOME (LOSS)

The net loss shown on the financial statements is reconciled to the taxable income (loss) as follows:


                                                 1997                1996               1995
                                             -----------         -----------         -----------
Net income (loss) per
   financial statements                      $   154,728         $    12,823         $   (37,252)
Excess of tax depreciation
   over financial statement
   depreciation                                 (163,857)           (239,560)           (236,392)
Gain on sale of property and
   equipment for tax purposes in
   excess of financial statement gain            288,387                --                  --
Accrued real estate taxes not
   deducted for tax purposes                        --                11,383              10,942
Real estate tax expense for tax
   purposes in excess of financial
   statement expense                             (11,383)            (10,942)             (9,894)
Prepaid rent recognized as
   income for tax purposes                        12,515               5,393              10,124
Rental income not recognized
   for tax purposes                               (5,393)            (10,124)             (9,325)
Other                                                 (4)                  1                --
                                             -----------         -----------         -----------

     Taxable income (loss)                   $   274,993         $  (231,026)        $  (271,797)
                                             ===========         ===========         ===========

7. PARTNERS' DEFICIT RECONCILIATION

         Reconciliation of financial statement deficit to tax return deficit is as follows:

                                                 1997                1996                1995
                                             -----------         -----------         -----------
Deficit per
   financial statements                      $(2,619,325)        $(2,346,686)        $(2,290,033)
Cumulative excess of tax
   depreciation over financial
   statement depreciation                     (3,605,440)         (3,729,970)         (3,490,410)
Accrued real estate taxes not
   deducted for tax purposes                        --                11,383              10,942
Prepaid rent recognized as
   income for tax purposes                        49,187              36,672              31,279
Rental income not recognized
 for tax purposes                                (37,046)            (31,653)            (21,529)
Other                                                266                 270                 269
                                             -----------         -----------         -----------

Deficit per tax return                       $(6,212,358)        $(6,059,984)        $(5,759,482)
                                             ===========         ===========         ===========


                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

8.       JOINT VENTURE

         On April 26, 1985, Griffin Real Estate Fund-IV entered into a joint venture with Griffin Real Estate Fund-V for the purpose of purchasing Ravenwood Apartments, with Griffin Real Estate Fund-V designated as the managing partner. Griffin Real Estate Fund-IV contributed $330,000 (30%) and Griffin Real Estate Fund-V contributed $770,000 (70%) to the venture. All allocations of cash flow, tax consequences, expenses, and contributions were in the ratio of 30% to 70%. After the sale of Ravenwood Apartments on June 16, 1997, the joint venture terminated as of December 31, 1997. Summarized financial information for the Ravenwood Joint Venture for the years ended December 31, is as follows:


                                                 1997               1996                1995
                                             -----------        -----------         -----------
         Balance Sheet-
         Property and equipment - net        $      --          $ 2,432,944         $ 2,587,018
         Other Assets                               --              253,408             259,306
                                             -----------        -----------         -----------

            Total Assets                     $      --          $ 2,686,352         $ 2,846,324
                                             ===========        ===========         ===========

         Mortgage notes payable              $      --          $ 3,033,601         $ 3,057,287
         Other liabilities                          --              146,975             142,275
         Partners' deficit                          --             (494,224)           (353,238)
                                             -----------        -----------         -----------
            Total Liabilities and
              Partners' Deficit              $      --          $ 2,686,352         $ 2,846,324
                                             ===========        ===========         ===========
            Statements of Operations
         Operating revenues                  $ 1,361,033        $   885,376         $   908,745
         Operating expenses                      567,307          1,056,362           1,077,735
                                             -----------        -----------         -----------
            Net Loss                         $   793,726        $  (170,986)        $  (168,990)
                                             ===========        ===========         ===========



The Partnership accounted for its 30% interest in the joint venture by including its 30% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rata accounting was appropriate since the controlling majority of each of the general partners of the joint venture owners consisted of the same individuals.

                          GRIFFIN REAL ESTATE FUND-IV,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1997


                                  SCHEDULE III


                                                      Costs
                                                    Capitalized
                                                    Subsequent
                                  Initial Cost to       to          Gross Amount at Which Carried
                                  Partnership (a)   Acquisition      at Close of Period (b) (c)
                                  ---------------   -----------      --------------------------
                                                                                                                  Date
                                           Bldgs/    Land/Bldg              Buildings                 Accumulated  of      Date
Description       Encumbrances   Land      Improve    Improve      Land     & Improve       Total      Deprec.(d) Const  Acquired
-----------       ----------- ---------- ----------- ---------- ---------- -----------  -----------  -----------  -----  --------
INDIANAPOLIS, IN
 Presidential
 Estates Apts     $ 4,837,696 $  231,093 $ 6,765,021 $1,277,547 $  231,093 $ 8,042,568  $ 8,273,661  $ 4,245,617   1978   2/10/84

BROWN DEER, WI
 Brooklane Apts     6,423,528    834,000   7,487,670  1,211,098    834,000   8,698,768    9,532,768    4,412,874   1969  12/27/84

Discounts                --         --          --         --         --    (2,012,257)  (2,012,257)  (1,088,365)
                  ----------- ---------- ----------- ---------- ---------- -----------  -----------  -----------
       Total      $11,261,224 $1,065,093 $14,252,691 $2,488,645 $1,065,093 $14,729,079  $15,794,172  $ 7,570,126
                  =========== ========== =========== ========== ========== ===========  ===========  ===========


(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1997 for federal income tax purposes is $17,806,429.

(c)      Reconciliation of property:


                                                         1995              1996               1997
                                                     ------------      ------------      ------------

 Balance at beginning of period                      $ 16,425,728      $ 16,625,006      $ 16,927,872
 Additions during period
  Improvements                                            199,278           302,866           207,462
 Dispositions                                                --                --          (1,341,162)
                                                     ------------      ------------      ------------

 Balance at end of period                            $ 16,625,006      $ 16,927,872      $ 15,794,172
                                                     ============      ============      ============


(d) Reconciliation of accumulated depreciation:

 Balance at beginning of period                      $  6,449,249      $  7,035,942      $  7,628,555
 Depreciation expense for period                          586,693           592,613           573,625
 Dispositions                                                --                --            (632,054)
                                                     ------------      ------------      ------------


 Balance at end of period                            $  7,035,942      $  7,628,555      $  7,570,126
                                                     ============      ============      ============


         Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.